CSFB

           CREDIT SUISSE FIRST BOSTON

HOME EQUITY ASSET TRUST 2005-1

DERIVED INFORMATION   2/25/05

$580,000,000

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

$1,000,000,050

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2005-1

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

U.S. Bank National Association

Trustee

The information contained in the attached materials is referred to as the “Information”.

The Information has been provided by Credit Suisse First Boston.  Neither the Issuer of the certificates nor any of its affiliates makes any representation as to the accuracy or completeness of the Information herein.  The Information contained herein should be read in conjunction with the applicable prospectus supplement and other information on file with the Securities and Exchange Commission and relating to the referenced certificates.

The Information addresses only certain aspects of mortgage loans underlying the applicable certificates and thus does not provide a complete assessment.  As such, the Information does not reflect all of the mortgage loan characteristics or the structural characteristics of the certificates.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer or sale of the certificates discussed in this communication in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.  Prospective purchasers are referred to the final prospectus and prospectus supplement relating to the certificates discussed in this communication for definitive Information on any matter discussed in this communication.  Any investment decision should be based only on the data in the prospectus and the prospectus supplement (“Offering Documents”) and the then current version of the Information.  Offering Documents contain data that is current as of their publication dates and after publication may no longer be complete or current.  A final prospectus and prospectus supplement may be obtained by contacting the Credit Suisse First Boston Trading Desk at (212) 538-8373 or through the Securities and Exchange Commission’s Website at www.sec.gov.

CSFB

           CREDIT SUISSE FIRST BOSTON

HOME EQUITY ASSET TRUST 2005-1

Statistical Collateral Summary

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 1/01/05 cutoff date.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.